CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 43 to Registration Statement No. 333-125751 on Form N-1A of First Trust Exchange-Traded Fund of our report dated February 21, 2007, relating to the audit of financial statements and financial highlights of First Trust/Value Line(R) 100 Fund appearing in the Annual Report to Shareholders for the year ended December 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, all of which are a part of such Registration Statement.


DELOITTE & TOUCHE LLP
Chicago, Illinois

June 15, 2007